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                                                                   EXHIBIT 11.01

                        EDUCATION MANAGEMENT CORPORATION

                     CALCULATION OF OUTSTANDING SHARES FOR
                         EARNINGS PER SHARE CALCULATION

                                                                                 FOR THE YEARS ENDED JUNE 30,
                                                                                 1995       1996       1997
                                                                                 ----       ----       ----
Weighted average primary common shares outstanding during the year               6,876       9,872    12,923

Dilutive effect of shares assumed issued upon exercise of stock
options (less shares assumed purchased by the Company)                              14         298       312
                                                                                    --         ---       ---

Outstanding common shares for primary earnings per share calculation             6,890       10,170   13,235
                                                                                 =====       ======   ======

Weighted average fully diluted common shares outstanding during the year         6,876       11,576   13,352

Dilutive effect of shares assumed issued upon exercise of stock options
(less shares assumed purchased by the Company)                                      14          298      335
                                                                                    --          ---      ---

Outstanding common shares for fully diluted earnings per share calculation       6,890       11,874   13,687
                                                                                 =====       ======   ======